Exhibit 5.1

May 31, 2011

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

RE: Silgan Holdings Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Silgan Holdings Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Company’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s common stock, par value $0.01 per share (the “Securities”), proposed to be issued in connection with the merger of Graham Packaging Company Inc., a Delaware corporation (“Graham Packaging”), with and into the Company, as described in the Registration Statement.

I have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified (i) the accuracy as to factual matters of each document I have reviewed and (ii) that the Securities conform to the form thereof that I have reviewed.

Based on the foregoing, it is my opinion that the Securities have been duly authorized and, when the Registration Statement has been declared effective under the Act by the Commission and the Securities, have been duly executed and issued in exchange for shares of common stock of Graham Packaging in accordance with the Agreement and Plan of Merger, dated as of April 12, 2011, by and between the Company and Graham Packaging, the Securities will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware (including the applicable reported judicial decisions interpreting that law).

This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to myself and this opinion under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Sincerely,

/s/ Frank W. Hogan, III, Esq.
Frank W. Hogan, III, Esq.
Senior Vice President, General Counsel and Secretary